Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY23 Second Quarter Results

ST. LOUIS (May 3, 2023) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2023 second quarter ended March 31. Highlights include:

•	Net income of $179.2 million ($3.33 per diluted share) compared to net income of $173.6 million, or $3.27 per share in the prior year
•	Net economic earnings* of $199.2 million, or $3.70 per share, up from $181.0 million, or $3.42 per share a year ago, driven by improved results across all operating segments
•	Fiscal 2023 net economic earnings guidance range narrowed to $4.20–$4.30 per share

“We delivered improved results for the second quarter, with continued strong performance from our gas marketing and midstream businesses and higher earnings from our gas utilities, despite warm winter weather,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We continue to benefit from a diverse business mix in the natural gas space, and from robust investment in growth, infrastructure, innovation, and energy efficiency. We believe the future for our industry and our company is bright, as we work to ensure a safe, reliable, affordable and sustainable energy future.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic Earnings (Loss)* by Segment
Gas Utility	$183.9	$169.2
Gas Marketing	21.8	14.4
Midstream	4.2	3.0
Other	(10.7)	(5.6)
Total	$199.2	$181.0	$3.70	$3.42
Fair value and timing adjustments, pre-tax	(26.6)	(9.9)	(0.50)	(0.20)
Income tax adjustments	6.6	2.5	0.13	0.05
Net Income	$179.2	$173.6	$3.33	$3.27
Weighted Average Diluted Shares Outstanding	52.6	51.9

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the quarter ended March 31, 2023, we reported consolidated growth in net income of $5.6 million and NEE of $18.2 million. All segments reflected improved results in the quarter-over-quarter comparisons, as discussed below.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For the second quarter of fiscal 2023, Gas Utility reported NEE of $183.9 million, up $14.7 million from last year as higher contribution margins were partially offset by higher expenses including from regulatory cost recovery and other non-employee costs.

Contribution margin increased $41.7 million from the prior year reflecting new rates, partially offset by lower usage due to over 21% warmer weather compared to normal for our Utilities combined. Weather adjustment mechanisms did not fully mitigate the impact of these mild temperatures, especially in Alabama.

Operation and maintenance (O&M) expenses of $119.3 million were $12.4 million higher than a year ago, after consideration of a $2.7 million benefit from non-service costs which is offset in other income. The higher expenses include approximately $6 million of Spire Missouri overhead costs that are expensed in 2023 but were deferred last year pending the 2022 Missouri rate order. Bad debt expense, customer service, and other distribution operations costs were also higher.

Depreciation and amortization expense increased by $3.7 million from last year due to increased capital investment, and taxes other than income taxes increased by $10.1 million, driven by $8.1 million increase in pass-through taxes.

Gas utility interest expenses, net of carrying cost credits at Spire Missouri, was $30.0 million compared to $19.0 million in the prior year, with the increase resulting from higher average borrowing levels and interest rates.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. NEE, which excludes mark-to-market and other fair value adjustments, was $21.8 million, compared to $14.4 million in the prior year. The $7.4 million increase in year-over-year performance was driven by the continuation of favorable market conditions that created opportunities to optimize storage and transportation positions. Prior-year results also include a $6.2 million reserve release related to the resolution of commercial disputes from Winter Storm Uri.

Midstream

NEE for the Midstream segment, which includes Spire STL Pipeline and Spire Storage, totaled $4.2 million, up from $3.0 million a year ago, reflecting increased opportunities to optimize operational and withdrawal commitments at Spire Storage.

Other

Corporate costs, on an NEE basis totaled $10.7 million, up from $5.6 million a year ago, primarily due to increased interest expense reflecting higher rates and average short-term borrowing balances.

Regulatory Update

Missouri

On December 27, 2022, Spire Missouri filed with the Missouri Public Service Commission (MoPSC) a request for Infrastructure System Replacement (ISRS) revenues, reflecting infrastructure upgrade investments for the period October 2022 – February 2023. On April 20, 2023, the MoPSC approved an incremental annual ISRS revenue increase of $7.7 million effective May 6, 2023.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic Earnings (Loss)* by Segment
Gas Utility	$246.8	$236.4
Gas Marketing	47.5	14.9
Midstream	8.0	5.5
Other	(18.0)	(13.2)
Total	$284.3	$243.6	$5.26	$4.56
Fair value and timing adjustments, pre-tax	(18.8)	(13.6)	(0.36)	(0.27)
Income tax adjustments	4.7	(0.7)	0.09	(0.01)
Net Income	$270.2	$229.3	$4.99	$4.28
Weighted Average Diluted Shares Outstanding	52.6	51.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2023, we reported consolidated net income growth of $40.9 million and NEE growth of $40.7 million. Gas Marketing continued to deliver strong results through the second quarter. Gas Utility results also improved primarily from new rates, while higher Midstream earnings were driven by Storage optimization opportunities.

Gas Utility

For the first half of fiscal 2023, Gas Utility reported NEE of $246.8 million, up $10.4 million from last year as higher contribution margins were partially offset by higher costs and net interest expense.

Contribution margin increased $71.1 million from the prior year, with Spire Missouri and Spire Alabama contributing $54.6 and $7.8 million from rate resets, partially offset by lower usage as weather was almost 15% warmer than normal and 6% warmer than the prior year. Spire Gulf and Spire Mississippi also contributed $8.7 million to the year-over-year increase due to similar factors.

O&M expenses of $239.2 million were $27.0 million higher than a year ago after consideration of a $0.7 million benefit from non-service costs which is offset in other income. The higher costs include approximately $12.0 million in Spire Missouri general overhead costs that were being deferred in the prior-year period. O&M, net of expensed overheads and bad debt, was up roughly $9.5 million, due to similar trends we experienced in the quarter. These increases were partially offset by lower insurance and employee-related costs.

Depreciation and amortization expense increased by $8.8 million from last year, and other taxes — primarily pass-through taxes — increased by $23.0 million, both reflecting recent capital investment.

Gas Utility interest expense, net of carrying cost credits for the six months ended March 31, 2023, was $58.7 million compared to $38.7 million for the prior-year quarter. The $20.0 million increase was driven by higher average borrowing levels and rates.

Gas Marketing

NEE improved $32.6 million. The significant increase in year-over-year performance was driven by market conditions that created opportunities to optimize storage and transportation positions. Prior-year results were also impacted by a $6.2 million reserve release that occurred in the second quarter of fiscal 2022 as noted on the discussion of quarterly results.

Midstream

NEE for the Midstream segment totaled $8.0 million for the first half of fiscal 2023, up from $5.5 million a year ago, as Storage was able to optimize operational and withdrawal commitments.

Other

Corporate costs, primarily interest expense on corporate borrowings, on an NEE basis totaled $18.0 million this quarter, compared to $13.2 million a year ago, with higher interest expense being the primary driver.

Balance Sheets and Cash Flow

For the second quarter of fiscal 2023, we maintained a balanced capital structure and ample liquidity. Short-term borrowings outstanding at March 31, 2023, were $561.0 million, down from $1,037.5 million at the end of fiscal 2022 and $607.1 million a year ago. On February 13, 2023, Spire Missouri issued $400 million of 10-year first mortgage bonds with a 4.80% coupon. Proceeds were used to pay down short-term borrowings related to natural gas costs and for general corporate purposes. On March 7, 2023, Spire issued $150 million of 10-year senior notes with a 5.80% coupon. The proceeds will be used primarily to finance Storage investments and for general corporate purposes.

Net cash provided by operating activities was $179.9 million for the six months ended March 31, 2023, up from $155.1 million for the comparable period a year ago. The increase reflects higher net income in the current year, combined with higher recovery of deferred gas costs partially offset by other working capital variances.

Capital expenditures for the first half of fiscal 2023 were $307.8 million, compared to $275.9 million last year.

For additional details on Spire’s results for the second quarter and first half of fiscal 2023, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5-7% given our growth strategy and planned capital investment in infrastructure upgrades, new business and innovation. The base year for this growth is the midpoint of our original fiscal 2023 earnings guidance ($4.15 per share).

Reflecting results for the first half of our fiscal year, we are narrowing our fiscal 2023 NEE per share guidance range to $4.20–$4.30, and adjusting the NEE ranges at our business units as follows:

NEE by segment

($ Millions)	FY23 target
Gas Utility	$210 - $220
Gas Marketing	43 - 48
Midstream	10 - 12
Corporate & Other	(25) - (30)

The ranges above reflect the strong performance of our Gas Marketing and Midstream businesses, offset by the impacts of lower margins during the winter just concluded (Gas Utilities) and high interest expenses (Gas Utilities and Corporate costs).

Our targeted capital investment for the 10-year period through fiscal 2023 remains $7 billion, which is anticipated to drive 7–8% utility rate base growth. Expected capital expenditures for fiscal 2023 remain $700 million, including our Midstream expansion for Spire Storage, which remains on plan.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.72 per share, payable July 5, 2023, to shareholders of record on June 12, 2023. We have continuously paid a cash common stock dividend since 1946, with 2023 marking the 20th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable August 15, 2023, to holders of record on July 25, 2023.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2023 second quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes in advance.

Date and Time:	Wednesday, May 3
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on May 3 until June 3, 2023, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 3649315.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Operating Revenues	$1,123.4	$880.9	$1,937.4	$1,436.3
Operating Expenses:
Natural gas	586.5	392.0	1,005.7	641.2
Operation and maintenance	132.1	113.2	264.2	229.6
Depreciation and amortization	62.6	58.9	124.7	115.8
Taxes, other than income taxes	81.9	71.6	132.3	109.2
Total Operating Expenses	863.1	635.7	1,526.9	1,095.8
Operating Income	260.3	245.2	410.5	340.5
Interest Expense, Net	47.2	27.5	90.8	56.1
Other Income (Expense), Net	7.0	(3.4)	13.0	4.0
Income Before Income Taxes	220.1	214.3	332.7	288.4
Income Tax Expense	40.9	40.7	62.5	59.1
Net Income	179.2	173.6	270.2	229.3
Provision for preferred dividends	3.7	3.7	7.4	7.4
Income allocated to participating securities	0.4	0.2	0.5	0.3
Net Income Available to Common Shareholders	$175.1	$169.7	$262.3	$221.6

Weighted Average Number of Shares Outstanding:
Basic	52.5	51.8	52.5	51.7
Diluted	52.6	51.9	52.6	51.8

Basic Earnings Per Common Share	$3.33	$3.27	$5.00	$4.28
Diluted Earnings Per Common Share	$3.33	$3.27	$4.99	$4.28
Dividends Declared Per Common Share	$0.72	$0.685	$1.44	$1.37

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2023	2022	2022
ASSETS
Utility Plant	$7,892.4	$7,664.9	$7,443.7
Less: Accumulated depreciation and amortization	2,358.5	2,294.5	2,241.9
Net Utility Plant	5,533.9	5,370.4	5,201.8
Non-utility Property	520.4	491.4	475.8
Other Investments	131.3	87.8	89.0
Total Other Property and Investments	651.7	579.2	564.8
Current Assets:
Cash and cash equivalents	6.9	6.5	8.3
Accounts receivable, net	579.1	622.7	599.5
Inventories	204.3	422.3	168.3
Other	321.3	540.5	313.2
Total Current Assets	1,111.6	1,592.0	1,089.3
Deferred Charges and Other Assets	2,751.8	2,542.1	2,545.4
Total Assets	$10,049.0	$10,083.7	$9,401.3

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,629.1	1,623.8	1,593.2
Retained earnings	1,089.5	905.5	992.3
Accumulated other comprehensive income	25.9	47.2	13.7
Total Shareholders' Equity	2,986.5	2,818.5	2,841.2
Temporary equity	18.8	13.1	11.8
Long-term debt (less current portion)	3,702.5	2,958.5	3,207.3
Total Capitalization	6,707.8	5,790.1	6,060.3
Current Liabilities:
Current portion of long-term debt	256.6	281.2	31.2
Notes payable	561.0	1,037.5	607.1
Accounts payable	232.3	617.4	367.5
Accrued liabilities and other	357.0	417.5	390.0
Total Current Liabilities	1,406.9	2,353.6	1,395.8
Deferred Credits and Other Liabilities:
Deferred income taxes	737.9	675.1	666.5
Pension and postretirement benefit costs	158.6	163.0	199.2
Asset retirement obligations	531.5	520.9	530.1
Regulatory liabilities	360.3	418.2	400.4
Other	146.0	162.8	149.0
Total Deferred Credits and Other Liabilities	1,934.3	1,940.0	1,945.2
Total Capitalization and Liabilities	$10,049.0	$10,083.7	$9,401.3

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2023	2022
Operating Activities:
Net Income	$270.2	$229.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124.7	115.8
Deferred income taxes and investment tax credits	62.5	59.1
Changes in assets and liabilities	(284.2)	(252.1)
Other	6.7	3.0
Net cash provided by operating activities	179.9	155.1

Investing Activities:
Capital expenditures	(307.8)	(275.9)
Advance payment for business acquisition	(37.1)	—
Other	4.2	2.7
Net cash used in investing activities	(340.7)	(273.2)

Financing Activities:
Issuance of long-term debt	755.0	300.0
Repayment of long-term debt	(31.2)	(55.8)
Repayment of short-term debt, net	(476.5)	(64.9)
Issuance of common stock	3.6	24.0
Dividends paid on common stock	(74.5)	(70.1)
Dividends paid on preferred stock	(7.4)	(7.4)
Other	(7.5)	(3.8)
Net cash provided by financing activities	161.5	122.0

Net Increase in Cash, Cash Equivalents, and Restricted Cash	0.7	3.9
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	20.5	11.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$21.2	$15.2

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2023
Net Income (Loss) [GAAP]	$183.5	$2.2	$4.2	$(10.7)	$179.2	$3.33
Adjustments, pre-tax:
Fair value and timing adjustments	0.5	26.1	—	—	26.6	0.50
Income tax adjustments (1)	(0.1)	(6.5)	—	—	(6.6)	(0.13)
Net Economic Earnings (Loss) [Non-GAAP]	$183.9	$21.8	$4.2	$(10.7)	$199.2	$3.70

Three Months Ended March 31, 2022
Net Income (Loss) [GAAP]	$169.2	$7.0	$3.0	$(5.6)	$173.6	$3.27
Adjustments, pre-tax:
Fair value and timing adjustments	—	9.9	—	—	9.9	0.20
Income tax adjustments (1)	—	(2.5)	—	—	(2.5)	(0.05)
Net Economic Earnings (Loss) [Non-GAAP]	$169.2	$14.4	$3.0	$(5.6)	$181.0	$3.42

Six Months Ended March 31, 2023
Net Income (Loss) [GAAP]	$246.4	$33.8	$8.0	$(18.0)	$270.2	$4.99
Adjustments, pre-tax:
Fair value and timing adjustments	0.5	18.3	—	—	18.8	0.36
Income tax adjustments (1)	(0.1)	(4.6)	—	—	(4.7)	(0.09)
Net Economic Earnings (Loss) [Non-GAAP]	$246.8	$47.5	$8.0	$(18.0)	$284.3	$5.26

Six Months Ended March 31, 2022
Net Income (Loss) [GAAP]	$232.3	$4.7	$5.5	$(13.2)	$229.3	$4.28
Adjustments, pre-tax:
Fair value and timing adjustments	—	13.6	—	—	13.6	0.27
Income tax adjustments (1)	4.1	(3.4)	—	—	0.7	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$236.4	$14.9	$5.5	$(13.2)	$243.6	$4.56

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items, and for the six months ended March 31, 2022, include a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended March 31, 2023
Operating Income (Loss) [GAAP]	$251.3	$2.4	$7.5	$(0.9)	$—	$260.3
Operation and maintenance expenses	119.3	5.7	6.2	4.9	(4.0)	132.1
Depreciation and amortization	60.2	0.4	2.0	—	—	62.6
Taxes, other than income taxes	80.4	0.6	0.8	0.1	—	81.9
Less: Gross receipts tax expense	(60.0)	(0.2)	—	—	—	(60.2)
Contribution Margin [Non-GAAP]	451.2	8.9	16.5	4.1	(4.0)	476.7
Natural gas costs	543.3	51.5	—	—	(8.3)	586.5
Gross receipts tax expense	60.0	0.2	—	—	—	60.2
Operating Revenues	$1,054.5	$60.6	$16.5	$4.1	$(12.3)	$1,123.4

Three Months Ended March 31, 2022
Operating Income [GAAP]	$230.4	$9.6	$5.2	$—	$—	$245.2
Operation and maintenance expenses	104.2	3.2	5.8	4.2	(4.2)	113.2
Depreciation and amortization	56.5	0.4	1.9	0.1	—	58.9
Taxes, other than income taxes	70.3	0.4	0.9	—	—	71.6
Less: Gross receipts tax expense	(51.9)	—	—	—	—	(51.9)
Contribution Margin [Non-GAAP]	409.5	13.6	13.8	4.3	(4.2)	437.0
Natural gas costs	356.0	45.8	—	—	(9.8)	392.0
Gross receipts tax expense	51.9	—	—	—	—	51.9
Operating Revenues	$817.4	$59.4	$13.8	$4.3	$(14.0)	$880.9

Six Months Ended March 31, 2023
Operating Income (Loss) [GAAP]	$353.2	$43.8	$14.6	$(1.1)	$—	$410.5
Operation and maintenance expenses	239.2	12.0	12.0	8.9	(7.9)	264.2
Depreciation and amortization	119.9	0.7	3.9	0.2	—	124.7
Taxes, other than income taxes	130.3	0.7	1.2	0.1	—	132.3
Less: Gross receipts tax expense	(90.4)	(0.2)	—	—	—	(90.6)
Contribution Margin [Non-GAAP]	752.2	57.0	31.7	8.1	(7.9)	841.1
Natural gas costs	944.9	77.5	—	—	(16.7)	1,005.7
Gross receipts tax expense	90.4	0.2	—	—	—	90.6
Operating Revenues	$1,787.5	$134.7	$31.7	$8.1	$(24.6)	$1,937.4

Six Months Ended March 31, 2022
Operating Income (Loss) [GAAP]	$324.8	$6.5	$9.8	$(0.6)	$—	$340.5
Operation and maintenance expenses	211.5	5.9	11.6	8.4	(7.8)	229.6
Depreciation and amortization	111.1	0.7	3.8	0.2	—	115.8
Taxes, other than income taxes	107.3	0.4	1.5	—	—	109.2
Less: Gross receipts tax expense	(73.6)	(0.2)	—	—	—	(73.8)
Contribution Margin [Non-GAAP]	681.1	13.3	26.7	8.0	(7.8)	721.3
Natural gas costs	566.2	93.8	—	—	(18.8)	641.2
Gross receipts tax expense	73.6	0.2	—	—	—	73.8
Operating Revenues	$1,320.9	$107.3	$26.7	$8.0	$(26.6)	$1,436.3